Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2015

■ First Quarter 2015 Revenue:	$1.44 billion; up 2%
■ First Quarter 2015 Operating Income:	$155 million; up 32%
■ First Quarter 2015 EPS:	78 cents vs. 58 cents

LOWELL, ARKANSAS, April 14, 2015 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2015 net earnings of $91.9 million, or diluted earnings per share of 78 cents vs. first quarter 2014 net earnings of $68.7 million, or 58 cents per diluted share.

Total operating revenue for the current quarter was $1.44 billion, compared with $1.41 billion for the first quarter 2014. Current quarter total operating revenue, excluding fuel surcharges, increased 10% vs. first quarter 2014. Intermodal (JBI) load growth was 6% over first quarter 2014 levels. Dedicated Contract Services (DCS) segment revenue increased by 7% over prior year primarily from rate increases and more activity at customer accounts. Integrated Capacity Solutions (ICS) load growth was 17% over the same period in 2014 however lower revenue per load kept segment revenue flat from a year ago. Truck (JBT) segment revenue decreased 1% on lower revenue per tractor per week.

Operating income for the current quarter totaled $155 million vs. $117 million for the first quarter 2014. Benefits from customer rate increases, improved asset utilization, lower equipment maintenance costs, improved equipment fuel economy and more effective use of third-party carriers more than offset increases in rail purchase transportation rates, driver wage increases, higher equipment depreciation, increased insurance rates, higher equipment storage costs and higher toll expenses across all business segments. JBI operating income increased from first quarter 2014 primarily due to higher volumes and more efficient dray fleet operations. DCS operating income increased from the same period 2014 primarily due to less reliance on third-party carriers and improved asset utilization. ICS operating income increased primarily from improved gross profit margins and JBT operating income increased primarily from higher customer rates and more efficient operating costs of its newer equipment.

Net interest expense for the current quarter increased 5% from the same period in 2014 on higher debt levels. The effective income tax rate for both the current quarter and first quarter 2014 was 38.10%.

Segment Information:

Intermodal (JBI)

■ First Quarter 2015 Segment Revenue:	$844 million; up 1%
■ First Quarter 2015 Operating Income:	$104.3 million; up 12%

JBI load volumes grew 6% over the same period 2014. Eastern network realized load growth of 12% and Transcontinental loads grew 2% compared to prior year as the west coast port issues limited eastbound intermodal traffic. Overall revenue grew 1% reflecting the 6% volume growth and a 5% decrease in revenue per load, which is the combination of customer rate increases, lower fuel surcharges and freight mix. Revenue per load excluding fuel surcharge revenue increased 3% year over year.

Operating income increased 12% over prior year. Benefits from customer rate increases, improved dray network efficiency from improving western rail service, lower cargo claims costs, lower maintenance costs and less reliance on outsourced dray carriers were partially offset with increases in rail purchased transportation rates, equipment depreciation costs, equipment storage costs, driver recruiting and driver retention costs. The current period ended with approximately 74,200 units of trailing capacity and 4,900 power units available to the dray fleet.

Dedicated Contract Services (DCS)

■ First Quarter 2015 Segment Revenue:	$345 million; up 7%
■ First Quarter 2015 Operating Income:	$35.8 million; up 130%

DCS revenue increased 7% during the current quarter over the same period 2014. Productivity, defined as revenue per truck per week, was up approximately 1.4% vs. 2014 from customer rate increases and additional activity at customer accounts. A net additional 336 revenue producing trucks were in the fleet by the end of the quarter compared to prior year primarily from new contract implementations in the current and prior periods.

Operating income increased 130% from a year ago. The increase is primarily due to increased revenue, improved asset utilization, less reliance on third party carriers, lower equipment maintenance costs and the current period benefit of rapidly falling fuel prices. These benefits were partially offset by higher driver wage and recruiting costs and higher equipment depreciation costs.

Integrated Capacity Solutions (ICS)

● First Quarter 2015 Segment Revenue:	$163 million; flat
● First Quarter 2015 Operating Income:	$6.6 million; up 8%

ICS revenue was flat vs. first quarter 2014. Volumes increased 17% while revenue per load decreased 14.5% primarily due to lower fuel prices and less transactional customer demand from first quarter 2014. Contractual business load counts increased 49% from a year ago to approximately 74% of total load volume and 65% of total revenue in the current period compared to 59% and 50%, respectively, in first quarter 2014.

Operating income increased 8% over the same period in 2014 primarily from improved gross profit margin. Gross profit margin increased to 13.7% in the current quarter vs. 12.1% last year primarily due to rate increases on contractual business. Personnel costs increased as the total branch count grew to 30 compared to 24 at the end of the comparable period last year. ICS’s carrier base increased nearly 16% and employee count increased 21% compared to first quarter 2014.

Truck (JBT)

■ First Quarter 2015 Segment Revenue:	$91 million; down 1%
■ First Quarter 2015 Operating Income:	$8.5 million; up 248%

JBT revenue decreased 1% from the same quarter 2014. Revenue excluding fuel surcharge increased 6%. Increased truck count, better asset utilization, improved freight lane networks and core customer rate increases of approximately 9% contributed to the improved revenue, excluding fuel surcharge. At the end of the current quarter JBT operated 2,020 tractors compared to 1,917 in 2014.

Operating income for the current quarter increased by 248% compared to the same quarter of 2014. Benefits from increased rate per loaded mile, rapidly declining fuel prices, lower equipment maintenance costs, lower insurance and claims costs and improved asset utilization were partially offset by increased equipment depreciation costs, driver and independent contractor cost per mile and higher driver recruiting costs compared to first quarter 2014.

Cash Flow and Capitalization:

At March 31, 2015, we had a total of $878 million outstanding on various debt instruments compared to $852 million at March 31, 2014, and $934 million at December 31, 2014. At March 31, 2015, we had cash and cash equivalents of $5.6 million.

Our net capital expenditures for the first quarter 2015 approximated $160 million compared to $158 million for the first quarter 2014.

We purchased approximately 79,500 shares of our common stock during the quarter for approximately $6.4 million. At March 31, 2015, we had approximately $207 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2015 approximated 116.6 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2014. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2015		2014
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,263,910		$1,152,349
Fuel surcharge revenues	176,270		254,559
Total operating revenues	1,440,180	100.0%	1,406,908	100.0%

Operating expenses
Rents and purchased transportation	693,685	48.2%	705,414	50.1%
Salaries, wages and employee benefits	330,510	22.9%	304,394	21.6%
Fuel and fuel taxes	81,813	5.7%	119,950	8.5%
Depreciation and amortization	81,378	5.7%	68,967	4.9%
Operating supplies and expenses	50,481	3.4%	50,788	3.6%
Insurance and claims	17,428	1.2%	15,832	1.1%
General and administrative expenses, net of asset dispositions	13,933	1.0%	9,925	0.7%
Operating taxes and licenses	10,088	0.7%	8,973	0.7%
Communication and utilities	5,644	0.4%	5,358	0.5%
Total operating expenses	1,284,960	89.2%	1,289,601	91.7%
Operating income	155,220	10.8%	117,307	8.3%
Net interest expense	6,703	0.5%	6,380	0.4%
Earnings before income taxes	148,518	10.3%	110,927	7.9%
Income taxes	56,585	3.9%	42,263	3.0%
Net earnings	$91,932	6.4%	$68,664	4.9%
Average diluted shares outstanding	117,800		118,943
Diluted earnings per share	$0.78		$0.58

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2015		2014
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$843,889	59%	$835,495	59%
Dedicated	345,189	24%	322,042	23%
Integrated Capacity Solutions	163,212	11%	162,630	11%
Truck	91,189	6%	92,470	7%
Subtotal	1,443,479	100%	1,412,637	100%
Intersegment eliminations	(3,299)	(0%)	(5,729)	(0%)
Consolidated revenue	$1,440,180	100%	$1,406,908	100%

Operating income

Intermodal	$104,262	68%	$93,171	80%
Dedicated	35,815	23%	15,600	13%
Integrated Capacity Solutions	6,628	4%	6,125	5%
Truck	8,529	5%	2,448	2%
Other (1)	(14)	(0%)	(37)	(0%)
Operating income	$155,220	100%	$117,307	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2015	2014
Intermodal

Loads	410,297	385,986
Average length of haul	1,643	1,669
Revenue per load	$2,057	$2,165
Average tractors during the period *	4,816	4,250

Tractors (end of period)
Company-owned	4,128	3,694
Independent contractor	776	644
Total tractors	4,904	4,338

Net change in trailing equipment during the period	895	1,585
Trailing equipment (end of period)	74,193	67,564
Average effective trailing equipment usage	68,692	65,201

Dedicated

Loads	530,762	486,671
Average length of haul	175	180
Revenue per truck per week**	$3,966	$3,913
Average trucks during the period***	6,854	6,491

Trucks (end of period)
Company-owned	6,422	5,995
Independent contractor	7	6
Customer-owned (Dedicated operated)	416	508
Total trucks	6,845	6,509

Trailing equipment (end of period)	20,819	19,188
Average effective trailing equipment usage	22,276	20,345

Integrated Capacity Solutions

Loads	120,962	103,083
Revenue per load	$1,349	$1,578
Gross profit margin	13.7%	12.1%
Employee count (end of period)	605	499
Approximate number of third-party carriers (end of period)	40,441	35,000

Truck

Loads	86,243	89,998
Average length of haul	450	408
Loaded miles (000)	38,635	36,995
Total miles (000)	45,454	43,472
Average nonpaid empty miles per load	74.7	68.1
Revenue per tractor per week**	$3,703	$3,856
Average tractors during the period *	1,944	1,892

Tractors (end of period)
Company-owned	1,462	1,245
Independent contractor	558	672
Total tractors	2,020	1,917

Trailers (end of period)	7,182	6,793
Average effective trailing equipment usage	6,024	5,831

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,646	$5,961
Accounts Receivable	631,172	653,795
Prepaid expenses and other	148,063	201,743
Deferred income taxes	18,631	18,631
Total current assets	803,512	880,130
Property and equipment	3,801,192	3,719,757
Less accumulated depreciation	1,248,329	1,237,225
Net property and equipment	2,552,863	2,482,532
Other assets	72,622	34,455
	$3,428,997	$3,397,117

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$250,000	$250,000
Trade accounts payable	328,111	325,838
Claims accruals	99,196	96,719
Accrued payroll	72,106	80,547
Other accrued expenses	12,918	17,966
Total current liabilities	762,331	771,070

Long-term debt	628,203	683,539
Other long-term liabilities	60,565	59,561
Deferred income taxes	700,518	678,424
Stockholders' equity	1,277,380	1,204,523
	$3,428,997	$3,397,117

Supplemental Data
(unaudited)

	March 31, 2015	December 31, 2014

Actual shares outstanding at end of period (000)	116,556	116,575

Book value per actual share outstanding at end of period	$10.96	$10.33

	Three Months Ended March 31
	2015	2014

Net cash provided by operating activities (000)	$255,543	$159,045

Net capital expenditures (000)	$160,373	$158,212